Exhibit 99.2

QUEST DIAGNOSTICS INCREASES SHARE REPURCHASE AUTHORITY

BY $1 BILLION

-- Increase brings current authorization to $1.1 billion --

MADISON, N.J., January 24, 2012 – Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced that its Board of Directors increased the company’s share repurchase authorization by $1 billion. This action increases the current share repurchase authorization to $1.1 billion.

During 2011, the company repurchased approximately 17 million shares of common stock for $935 million. The company had 157 million shares outstanding as of December 31, 2011.

“This increase in our share repurchase authority demonstrates confidence in our continued ability to generate strong cash flow," said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. "As we have said, with key acquisitions in place, we updated our capital deployment philosophy to return a majority of our free cash flow to shareholders over the medium-term through share repurchases and dividends."

About Quest Diagnostics

Quest Diagnostics is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company, which had 2011 revenues of $7.5 billion, offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.QuestDiagnostics.com.

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